Exhibit 4.3

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF OCTOBER 11, 2001, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM HEARTLAND PAYMENT SYSTEMS, INC. OR ANY SUCCESSOR THERETO.

Warrant No. [    ]

Dated: October 11, 2001

WARRANT

TO PURCHASE SHARES OF COMMON STOCK OF

HEARTLAND PAYMENT SYSTEMS, INC.

FOR VALUE RECEIVED, Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), hereby certifies that [                      ], and its successors or registered assigns (the “Holder”), is entitled to purchase from the Company, at the times specified herein, [         ] fully paid and non-assessable shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), at the purchase price of $5.25 per share of Common Stock (the “Exercise Price”), subject to the terms and conditions provided herein. The number of shares of Common Stock to be received upon any exercise or exchange of this Warrant and the purchase price per share of Common Stock are subject to adjustment from time to time as provided in Section 3.

This Warrant is one of the Warrants (the “Warrants”) of the same form and having the same terms as this Warrant, entitling the holders initially to purchase up to an aggregate 1,000,000 shares of Common Stock. The Warrants have been issued pursuant to the Securities Purchase Agreement dated as of October 11, 2001 (the “Securities Purchase Agreement”) among the Company and the several purchasers listed on Schedule I thereto.

SECTION 1. Exercise Period. This Warrant may be exercised or exchanged in whole or in part, at any time or from time to time, on any Business Day on or after October 11, 2001 (the “Effective Date”) to and including 5:00 p.m., New York City time, on October 11, 2006 (the “Expiration Date”). October 11, 2001 (the “Effective Date”) to and including 5:00 p.m., New York City time, on October 11, 2006 (the “Expiration Date”).

SECTION 2. Exercise of Warrant; Optional Redemption of Warrants by the Company. (a) To exercise or exchange this Warrant in whole or in part, the Holder shall deliver to the Company, at the Warrant Office, on any Business Day: (i) a written notice of the Holder’s election to exercise or exchange this Warrant, which notice shall be substantially in the form of Annex A attached hereto (the “Exercise Notice”), (ii) payment of the Exercise Price for the shares of Common Stock as to which this Warrant is being exercised or exchanged, payable in accordance with Section 2(b), and (iii) this Warrant. This Warrant shall be exercisable or exchangeable in whole or in part, but only for a whole number of shares.

(b)           The Exercise Price shall be payable, at the option of the Holder, either: (i) by wire transfer or in cash or by certified or official bank check payable to the order of the Company (by

“exercise”) or (ii) by acceptance of a reduced number of shares of Common Stock in accordance with the further provisions of this Section 2(b) (by “exchange”). If the Holder elects to acquire shares of Common Stock pursuant to the cashless exchange procedure set forth in clause (ii), the Holder shall receive from the Company upon exchange of this Warrant the number of shares of Common Stock determined by multiplying (A) the number of shares of Common Stock with respect to which this Warrant is being exchanged at such time by (B) a fraction, (1) the numerator of which shall be the difference between (x) Current Market Price per share of Common Stock at such time and (y) the Exercise Price per share of Common Stock, and (2) the denominator of which shall be the Current Market Price per share of Common Stock at such time. The Company shall issue a new Warrant for the portion, if any, of this Warrant not being exercised or exchanged as provided in Section 2(e).

(c)           Subject to the provisions of Sections 2(d) and 4(b), upon receipt of an Exercise Notice, the aggregate Exercise Price payable and this Warrant in accordance with Section 2(a), the Company shall, as promptly as practicable and in any event within five (5) Business Days thereafter, issue to the Holder one or more stock certificates representing the aggregate number of shares of Common Stock to which the Holder shall be entitled, and transfer to the Holder appropriate evidence of ownership of such other securities or property (including any cash) to which the Holder shall be entitled, in such denominations, and registered or otherwise placed in, or payable to the order of, such name or names, as may be directed in writing by the Holder, and the Company shall deliver such stock certificates and evidence of ownership of such other securities or property (including any cash) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share (or fractional interest in any other security), as hereinafter provided. The Company shall pay all expenses in connection with, and any and all documentary, stamp or similar issue or transfer taxes of the United States or any state thereof payable in respect of, the issue or delivery of shares of Common Stock or other securities issuable upon exercise or exchange of this Warrant. However, the Company shall not be required to pay any tax or other charge imposed in connection with any assignment or transfer involved in the issuance of any certificate or other evidence of ownership of Common Stock.

(d)           The stock certificate or certificates or other evidence of ownership of Common Stock to be delivered pursuant to Section 2(c) shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall, to the extent permitted by law, be deemed to have become a holder of record of the Common Stock or other securities or property represented thereby, including having the right to vote any voting securities included therein or to consent or to receive notice as a stockholder, as of the date on which the last of the Exercise Notice, payment of the Exercise Price and this Warrant is received by the Company as aforesaid, notwithstanding that the transfer books of the Company shall then be closed or that such certificates or other evidence of ownership shall not then actually have been delivered to the Holder.

(e)           If this Warrant shall have been exercised or exchanged only in part, the Company shall, at the time of delivery of the certificate or certificates or other evidence of ownership of Common Stock, execute and deliver to the Holder, without charge, a new Warrant evidencing the rights of the Holder to purchase the unpurchased Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

(f)            The Company shall not be required to issue any fractional share of Common Stock (or fractional interest in any other security) upon exercise or exchange of this Warrant. As to any fraction of a share (or fractional interest in any other security) that the Holder would otherwise be entitled to receive upon such exercise or exchange, the Company shall pay a cash adjustment in. respect of such fraction in an amount equal to the same fraction of the Current Market Price per share of Common Stock (and/or other security) on the date of exercise; provided, however, that in the event that the Company undertakes a reduction in the number of shares of Common Stock or other securities outstanding, it shall be required to issue fractional shares or fractional interests in such other securities to the Holder if the Holder exercises or exchanges all or any part of this Warrant, unless the Holder shall have consented in writing to such reduction and provided the Company with a written waiver of its right to receive fractional shares or interests in accordance with this paragraph. If the Holder shall exercise or exchange more than one Warrant in the same transaction, any payment in respect of fractional shares (or other fractional interests) shall be based on the final fraction resulting from aggregating all such exercises or exchanges.

(g)           The Company hereby agrees at all times to keep reserved for issuance and delivery upon exercise or exchange of this Warrant such number of its authorized but unissued shares (or treasury shares) of Common Stock or other securities of the Company from time to time issuable upon exercise or exchange of this Warrant as will be sufficient to permit the exercise or exchange in full of this Warrant. All such shares and other securities shall be duly authorized and, when issued upon such exercise or exchange, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (except to the extent of any applicable provisions set forth in the Shareholders’ Agreement) and free and clear of all preemptive or similar rights.

(h)           If the issuance of any shares of Common Stock or other securities required to be reserved for purposes of the exercise or exchange of this Warrant requires the registration with, or approval of, any governmental authority or requires listing on any national securities exchange or national market system before such shares or other securities may be so issued, the Company shall at its expense use its best efforts to cause such shares to be duly registered, approved or listed, as the case may be, so that such shares or other securities may be issued in accordance with the terms hereof, provided, however, that this provision shall not obligate the Company to register such shares or other securities under the Securities Act or qualify them under state securities or blue sky laws, except as otherwise provided in the Shareholders’ Agreement.

(i)            Each certificate for securities issued upon exercise of this Warrant, unless at the time of exercise or exchange such securities shall be registered under the Securities Act, shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF OCTOBER 11, 2001, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM HEARTLAND PAYMENT SYSTEMS, INC. OR ANY SUCCESSOR THERETO.

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public offering pursuant to a registration statement under the Securities Act) shall also bear such legend unless the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act or the Shareholders’ Agreement.

(j)            The Holder and the Company agree to treat the exchange of this Warrant, in whole or in part, for Common Stock pursuant to clause (ii) of Section 2(b) as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and will not take any position inconsistent therewith except as may be required by law. For purposes of the preceding sentence, the Holder and the Company agree that this Warrant shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code. The Holder and the Company agree to comply with all applicable information reporting requirements under Section 368 of the Code.

(k)           Optional Redemption of Warrants by the Company. (i) Subject to clause (ii) of this paragraph 2(k), at any time prior to the earlier to occur of (a) October 11, 2004 (but only on or after the date of delivery of the Adjustment Certificate described in paragraph 3(o)) and (b) the 30th day after the occurrence of a Qualified Public Offering, the Company shall have the right to redeem all, but not less than all, of the outstanding Warrants and all, but not less than all, of the shares of Common Stock issued upon any exercise or exchange hereof at the applicable Optional Redemption Price, determined as of the date of redemption. Irrevocable notice of such redemption shall be given by the Company to the Holder not more than 30 days nor less than 15 days prior to the date of redemption, stating the date of redemption and the redemption price, including a reasonably detailed description of the method of calculation thereof. The Holder may exercise or exchange this Warrant (in accordance with Section 2(a)) until 5:00 p.m., New York City time (the “Cutoff Time”), on the Business Day preceding the date of redemption set forth in a valid notice of redemption. If the Holder shall not have exercised or exchanged this Warrant prior to the Cutoff Time then the right to purchase the Common Stock theretofore represented by this Warrant shall terminate at such time and this Warrant shall thereafter represent the right of the Holder to receive the Optional Redemption Price from the Company in immediately available funds upon surrender of this Warrant to the Company at the Warrant. Office. All Warrants redeemed by the Company shall thereupon be canceled and retired by the Company.

(ii)           If Tested EBITDA is less than $9.625 million, then the Company’s rights under clause (i) of this paragraph 2(k) shall terminate, effective as of the earlier of the date of delivery of the Adjustment Certificate described in paragraph 3(o) and May 15, 2003.

SECTION 3. Adjustments. (a) Stock Splits and Reverse Splits. If, at any time on or after the Effective Date, the Company shall (i) subdivide, split or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock; (ii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iii) issue by reclassification of its Common Stock other securities of the Company, then, in each such case, immediately upon the occurrence of any such event, (A) the number of shares of Common Stock issuable upon exercise or exchange of this Warrant shall be adjusted so as to equal the number of shares of Common Stock the holder of this Warrant would have held immediately after the occurrence of such event if such Holder had exercised or exchanged this Warrant immediately prior to the occurrence of such event and (B) the Exercise Price shall be adjusted to be equal to (x) the Exercise Price immediately prior to the occurrence of such, event multiplied by (y) a fraction (1) the numerator of which is the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately prior to the adjustment in clause (A) above and (2) the denominator of which is the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately after the adjustment in clause (A).

(b)           Dilutive Issuances of Common Stock. If, at any time on or after the Effective Date, the Company shall issue, sell or otherwise distribute any shares of Common Stock at a price per share (determined by dividing (1) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such securities by (2) the aggregate number of shares of Common Stock issued, sold or otherwise distributed) that is less than the Exercise Price then in effect on the date of such issuance or sale (before giving effect to such issuance or sale), other than as described in Section 3(a), then, immediately after the occurrence of any such event, the Exercise Price shall be lowered so as to be equal to the price per share at which such shares of Common Stock were issued, sold or otherwise distributed (determined as set forth above).

If any such issuance or sale shall require an adjustment to the Exercise Price pursuant to the foregoing provisions of this Section 3(b), then, effective at the time such adjustment is made, the number of shares of Common Stock issuable upon exercise or exchange of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such event and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately before giving effect to such event (both calculated on a fully diluted basis) plus the number of shares of Common Stock which the aggregate consideration received by the Company with respect to such event would purchase at the Exercise Price per share of Common Stock on the date of such event (before giving effect to such event).

The provisions of this Section 3(b) shall not operate to increase the Exercise Price or reduce the Exercise Price below $0.01, or reduce the number of shares of Common Stock issuable upon exercise or exchange of this Warrant.

(c)           Dilutive Issuances of Options. If, at any time on or after the Effective Date, the Company shall issue, sell, distribute or otherwise grant in any manner (including by assumption) any options, warrants or other rights to purchase Common Stock or to purchase any stock or securities convertible into or exchangeable for Common Stock (such options, warrants or other rights being herein called “Options” and such convertible or exchangeable obligations or securities being herein called “Convertible Securities”), whether or not such Options or the rights to convert or exchange any such Convertible Securities in respect of such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities in respect of such Options (determined by dividing (i) the aggregate amount, if any, received or receivable by the Company in consideration for the granting of such Options, plus the minimum aggregate consideration payable to the Company upon the exercise of all such Options plus, in the case of Options to acquire Convertible Securities, the minimum aggregate consideration payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof (the “Total Option Consideration”), by (ii) the total number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price then in effect on the date of granting such Options (before giving effect to such grant), then, immediately after the occurrence of any such event, the Exercise Price shall be lowered so as to be equal to the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities in respect of such Options (determined as set forth above).

If any such issuance or sale shall require an adjustment to the Exercise Price pursuant to the foregoing provisions of this Section 3(c), then, effective at the time such adjustment is made, the number of shares of Common Stock issuable upon exercise or exchange of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such event and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately before giving effect to such event (both calculated on a fully diluted basis) plus the number of shares of Common Stock which the aggregate consideration received by the Company with respect to such event would purchase at the Exercise Price per share of Common Stock on the date of such event (before giving effect to such event). For purposes of this Section 3(c), the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities shall be deemed to have been issued as of the date of granting of such Options and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration thereof the

Total Option Consideration. Except as otherwise provided in Section 3(e) below, no additional adjustment of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of such Convertible Securities. If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration, if any, as determined in good faith by the Board.

The provisions of this Section 3(c) shall not operate to increase the Exercise Price or reduce the Exercise Price below $0.01, or reduce the number of shares of Common Stock issuable upon exercise or exchange of this Warrant.

(d)           Dilutive Issuances of Convertible Securities. If, at any time on or after the Effective Date, the Company shall issue, sell or otherwise distribute (including by assumption) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the aggregate amount received or receivable by the Company as consideration for the issuance, sale or distribution of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof (the “Total Consideration”), by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price then in effect on the date of such event (before giving effect to such event), then, immediately after the occurrence of any such event, the Exercise Price shall be lowered so as to be equal to the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined as set forth above).

If any such issuance or sale shall require an adjustment to the Exercise Price pursuant to the foregoing provisions of this Section 3(d), then, effective at the time such adjustment is made, the number of shares of Common Stock issuable upon exercise or exchange of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such event and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately before giving effect to such event (both calculated on a fully diluted basis) plus the number of shares of Common Stock which the aggregate consideration received by the Company with respect to such event would purchase at the Exercise Price per share of Common Stock on the date of such event (before giving effect to such event). For purposes of this Section 3(d), the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance, sale or distribution of such Convertible Securities and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration therefor the total Consideration. Except as otherwise provided in Section 3(e) below, no additional adjustment of the Exercise Price shall be made upon the actual conversion or exchange of such Convertible Securities.

The provisions of this Section 3(d) shall not operate to increase the Exercise Price or reduce the Exercise Price below $0.01, or reduce the number of shares of Common Stock issuable upon exercise or exchange of this Warrant.

(e)           Readjustment Upon Expiration of Options and Convertible Securities. If (i) the purchase price provided for in any Option referred to in Section 3(c) above or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 3(c) or 3(d) above or the rate at which any Convertible Securities referred to in Section 3(c) or 3(d) above are. convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this Section 3), or (ii) any of such Options or Convertible Securities shall terminate, lapse or expire, the Exercise Price then in effect shall forthwith be readjusted (effective only with respect to any exercise or exchange of this Warrant after such readjustment) to the Exercise Price that would then be in effect had the adjustment made upon the issuance, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be (in the case of any event referred to in clause (i) above) or had such adjustment not been made (in the case of any event referred to in clause (ii) above).

(f)            Dividends and Distributions of Common Stock, Options and Convertible Securities. If the Company shall pay a dividend or make any other distribution upon any capital stock of the Company payable in Common Stock, Options or Convertible Securities, then, for purposes of Sections 3(b), 3(c) and 3(d) above, such Common Stock, Options or Convertible Securities shall be deemed to have been issued or sold without consideration; provided that (i) if such a dividend is a periodic dividend on capital stock payable from time to time in Common Stock, Options or Convertible Securities in accordance with the terms thereof, the consideration for such dividend shall be as determined in good faith by the Board in connection with the authorization of such capital stock and approved in accordance with Section 2.09(a)(xix) of the Shareholders’ Agreement, (ii) any dividend or distribution of Common Stock payable to the holders of Common Stock shall be treated as a stock split and the Exercise Price shall be adjusted in accordance with paragraph 3(a) above instead of this paragraph 3(f) and (iii) the provisions of this paragraph (f) shall not operate to reduce the Conversion Price below $0.01.

(g)           Adjustment Upon Any Excess Liability or Excess EBITDA Loss. If at any time there shall be any Excess Liability or any Excess EBITDA Loss, the Exercise Price shall be adjusted at such time by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be (x) 8,443,167 multiplied by the Exercise Price in effect immediately prior to such event, minus (y) the amount of such Excess Liability (to the extent not previously resulting in an adjustment to the Exercise Price pursuant to this paragraph 3(g)) or Excess EBITDA Loss, and the denominator of which shall be 8,443,167 multiplied by the Exercise Price in effect immediately prior to such event. Any adjustment made pursuant to this paragraph 3(g) shall be treated as an adjustment to the purchase price of this Warrant.

(h)           Mergers. If, at any time on or after the Effective Date, the Company shall merge, consolidate or effect a share exchange with another entity, or shall sell, transfer or otherwise dispose of all or substantially all of its assets to another entity and pursuant to the terms of such merger, consolidation, share exchange or disposition of assets, cash, shares of Common Stock or other securities of the successor or acquiring entity, or property of any nature is to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall be entitled to receive in respect of the Common Stock issuable upon exercise or exchange of this Warrant, and upon delivery to the Company of this Warrant for cancellation, the amount of cash, shares of Common Stock, other securities or other property that it would have been entitled to receive if such Holder had exercised or exchanged this Warrant in full immediately prior to the occurrence of such merger, consolidation, share exchange or disposition of assets. In the case of any such merger, consolidation, share exchange or disposition of assets, the successor or acquiring entity shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as reasonably determined in good faith by resolution of the Board) in order to provide for adjustments of the Common Stock issuable upon exercise or exchange of this Warrant that shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3. The foregoing provisions shall similarly apply to successive mergers, consolidations, share exchanges and dispositions of assets.

(i)            Recapitalizations. If, at any time on or after the Effective Date, the Company shall effect any capital reorganization or any reclassification of its capital stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock subdivision, split, reclassification or combination of shares as provided for in Section 3(a)), then in each case the Company shall cause effective provision to be made so that this Warrant shall be exercisable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the Common Stock deliverable upon exercise or exchange of this Warrant would have been entitled upon such reorganization or reclassification and any such provision shall include adjustments in respect of such stock, securities or other property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 with respect to this Warrant.

(j)            Special Dividends. Without duplication of any other adjustment provided for in this, Section 3, if at any time on or after the Effective Date the Company distributes to holders of Common Stock any evidences of indebtedness, cash, preferred stock or any rights or other securities of the Company, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect on the record date for such distribution by a ratio (the “Ratio”) equal to the amount determined by dividing (i) the Market Value of the Company on such record date less the fair market value on such record date, as determined by the Board in good faith, of the total assets to be distributed to the holders of Common Stock, by (ii) the Market Value of the Company on such record date. The “Market Value of the Company” on a record date shall be equal to the Current Market Price of a share of Common Stock on such date, multiplied by the total number of shares of Common Stock outstanding on the record date. Each adjustment of the Exercise Price required by this Section 3(i) shall become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution in respect of which such adjustment is made. When any such adjustment of the Exercise Price is required to be made, the number of shares of Common Stock issuable upon the exercise or exchange of this Warrant shall be changed to the number equal to the number of shares of Common Stock issuable upon the exercise or exchange of this Warrant immediately prior to such adjustment divided by the Ratio.

(k)           Adjustment Rules. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock issuable upon exercise or exchange of this Warrant:

(i)            No adjustment in the Exercise Price shall be required in the case of: (A) the granting of options to purchase shares of Common Stock pursuant to any employee benefit plans or employee stock option plans approved by the Board and as required by Section 2.09 of the Shareholders’ Agreement, and the issuance of shares of Common Stock upon the exercise thereof, (B) the issuance of any Warrants or the exercise or exchange for shares of Common Stock of any Warrants or Bridge Warrants (as defined in the Shareholders’ Agreement); (C) the granting of “equity kickers” to senior lenders providing new senior loans to the Company or any of its Subsidiaries; or (D) the issuance or sale of Common Stock upon conversion, exercise or exchange of any Convertible Securities, but only if with respect to this clause (D), any adjustments required to be made upon the issuance or sale of such securities were so made.

(ii)           Whenever any adjustment is required under any provision of this Section 3, the Company shall compute (or may retain a firm of independent public accountants of recognized national standing (which may be any such firm regularly employed by the Company) to compute) the adjustments and shall prepare a certificate signed by the principal financial officer of the Company (or cause any such independent public accountants to execute a certificate) setting forth the adjusted Exercise Price and adjusted amount of Common Stock or other stock, securities, cash and other property issuable upon exercise or exchange of the Warrants, and showing in reasonable detail the facts upon which such adjustments are based, and the Company shall forthwith deliver a notice of such adjustments and setting forth such adjustments to all record holders of the Warrants.

(iii)          If the amount of any adjustment of the Exercise Price required pursuant to this Section 3 would be less than 1% of the Exercise Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and an adjustment with respect thereto made at the earlier of (i) exercise or exchange of any Warrants by any holder or (ii) at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of such Exercise Price. All calculations under this Section 3 shall be made to the nearest one-tenth of a cent ($0.001) or the nearest one-thousandth of a share or security, as the case may be.

(iv)          If on or after the Effective Date the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or other rights and shall, thereafter and before the payment of such dividend or distribution or the granting of such rights, legally abandon its plan to pay or deliver such dividend, distribution or other rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(l)            The Company may, at its option, at any time during the term of the Warrant, reduce the then current Exercise Price to any amount, consistent with applicable law, deemed appropriate by the Board.

(m)          If at any time, as a result of any adjustment made pursuant to this Section 3, the Holder shall become entitled to receive any shares of the Company other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon exercise or exchange of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in Section 3 with respect to the Common Stock.

(n)           The Company will not, by amendment of its certificate of incorporation or bylaws or other action or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

(o)           Simultaneous with the delivery of the audited financial statements for the fiscal year ending December 31, 2002, the Company shall deliver to each Holder a certificate of the chief financial officer of the Company (an “Adjustment Certificate”) stating Tested EBITDA and setting forth in reasonable detail the calculations required to determine Tested EBITDA. Effective on the earlier of the date such Adjustment Certificate is delivered and May 15, 2003:

(i)            If Tested EBITDA is less than $13.125 million, then the number of shares of Common Stock issuable upon exercise or exchange of this Warrant shall immediately be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately prior to such date by an Adjustment Fraction determined as follows:

Tested EBITDA:	Adjustment Fraction:
Less than $11.125 million	2.0

Greater than or equal to $11.125 million but less than $11.625 million	1.8

Greater than or equal to $11.625 million but less than $12.125 million	1.6

Greater than or equal to $12.125 million but less than $12.625 million	1.4

Greater than or equal to $12.625 million but less than $13.125 million	1.2

(ii)           If Tested EBITDA is greater than or equal to $13.125 million but less than or equal to $18.375 million then there shall be no adjustment under this paragraph 3(o).

(iii)          If Tested EBITDA is greater than $18.375 million, then the number of shares of Common Stock issuable upon exercise or exchange of this Warrant shall immediately be decreased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise or exchange of this Warrant immediately prior to such date by an Adjustment Fraction determined as follows:

Tested EBITDA:	Adjustment Fraction:
Greater than $18.375 million but less than or equal to $18.875 million	0.8

Greater than $18.875 million but less than or equal to $19.375 million	0.6

Greater than $19.375 million but less than or equal to $19.875 million	0.4

Greater than $19.875 million but less than or equal to $20.375 million	0.2

Greater than $20.375 million	0

For the avoidance of doubt, if the Adjustment Fraction is zero then this Warrant shall be deemed to have been canceled in its entirety.

If the Company fails to deliver an Adjustment Certificate to each Holder on or prior to May 15, 2003, then, for purposes of this paragraph 3(o) and paragraph 2(k), Tested EBITDA shall be deemed to be less than $9.625 million. Any adjustment made pursuant to this paragraph 3(o) shall be treated as an adjustment to the purchase price of this Warrant.

SECTION 4. Warrant Office; Transfer, Division and Combination. (a) So long as this Warrant remains outstanding, the Company shall maintain an office (the “Warrant Office”) in the continental United States where the Warrants may be presented for exercise, transfer, division or combination as provided in this Warrant. The Warrant Office shall be at Heartland Payment Systems, Inc., 130 Nassau Street, Princeton, NJ 08452, unless and until the Company shall designate and maintain some other office for such purposes and give notice thereof to the Holder.

(b)           So long as the Shareholders’ Agreement has not terminated (whether by its terms or otherwise), the transfer of this Warrant or any rights hereunder and the transfer of the securities issued upon exercise of this Warrant shall be subject to the limitations set forth therein.

(c)           The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Section 4.

(d)           The Company shall maintain at the Warrant Office books for the registration of transfer of this Warrant, and, subject to the limitations set forth in Section 4(b), transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon the surrender of this Warrant at the Warrant Office, together with (i) a written assignment of this Warrant, substantially in the form of Annex B attached hereto, duly executed by the Holder or its duly authorized agent or attorney, (ii) if the Shareholders’ Agreement has not terminated, evidence reasonably satisfactory to the Company that such assignment has been made in compliance therewith and (iii) funds sufficient to pay any transfer taxes payable upon such transfer. Upon such surrender, the Company shall, without charge, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment (which shall be whole numbers of the shares of Common Stock for which this Warrant shall be exercisable only), and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall be promptly canceled.

(e)           This Warrant may be divided into new Warrants or combined with other Warrants upon the presentment of this Warrant, or this Warrant and any other Warrants with which this Warrant is to be combined, at the Warrant Office, together with a written notice specifying the names and denominations (which shall be whole numbers of shares of Common Stock only) in which the new Warrant or Warrants are to be issued, signed by the Holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with the other provisions of this Section 4 as to any transfer or assignment which may be involved in the division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(f)            Upon receipt of evidence satisfactory to the Company (in its reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company (if the Holder is a nationally chartered financial institution, its own agreement being satisfactory) or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.

(g)           The Company shall pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of Warrants hereunder.

SECTION 5. Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 5 or in other provisions of this Warrant in the singular to have the same meanings when used in the plural and vice versa):

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Current Market Price” shall mean on any date, for any security, (i) if such security is of a class or series of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily closing prices for the ten trading days before such date, excluding any trades which are not bona fide, arms’ length transactions (and the closing price for each such day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and ask prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which securities are then listed, admitted to trading or traded), (ii) if such security is not of a class or series of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily reported closing bid and ask prices in the over-the-counter market for the ten trading days before such date, as shown by the NASD automated quotation system, or if such securities are not then quoted on such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Company, and (iii) if such security is not of a class or series of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the “Current Market Price” of such security shall be the fair value thereof on such date, which shall be determined in good faith by the Board (provided, that, if the Majority Holders notify the Company in writing disputing any such determination of the Board within 20 days after such determination, the holders of the Warrants shall select an investment bank of national recognition reasonably acceptable to the Company to determine the fair value of such security, the investment bank’s determination to be conclusive, absent manifest error, and the cost of such determination to be borne by the Company, except that the holders of the Warrants (with such costs allocated among them ratably, based on the number of Warrants held by each of them) shall bear such costs if the investment bank’s determination is equal to or less than the Board’s determination).

“Excess EBITDA Loss” shall have the meaning set forth in the Securities Purchase Agreement.

“Excess Liability” shall have the meaning set forth in the Securities Purchase Agreement. “include” and “including” shall be construed as if followed by the phrase “without being limited to”.

“Majority Holders” shall mean, at the time in question, those holders of the Warrants which have the right to receive at least two-thirds of the total number of shares of Common Stock issuable upon the exercise or exchange of all Warrants then outstanding.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Optional Redemption Price” shall mean, at any time,

(i)            in the case of this Warrant, an amount equal to (x) (A) $10.50 (which amount shall be subject to adjustment consistent with the adjustments to the Exercise Price hereof whenever there shall occur a stock dividend, stock split, combination, reorganization, reclassification or similar event involving a change in the capital structure of the Company) minus (B) the Exercise Price at such time, times (y) the total number of shares of Common Stock for which this Warrant is exercisable or exchangeable at such time; and

(ii)           in the case of shares of Common Stock issued upon exercise or exchange of this Warrant, an amount equal to (x) (A) $10.50 (which amount shall be subject to adjustment consistent with the adjustments to the Exercise Price hereof whenever there shall occur a stock dividend, stock split, combination, reorganization, reclassification or similar event involving a change in the capital structure of the Company) minus (B) the Exercise Price for Warrants outstanding at such time, times (y) the total number of such shares of Common Stock.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Qualified Public Offering” shall mean a Qualified Public Offering as defined in the Shareholders’ Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders’ Agreement” shall mean the Amended and Restated Shareholders’ Agreement dated as of October 11, 2001 among the Company and the parties named on Schedule 1.01 thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Tested EBITDA” means, for the twelve months ending December 31, 2002, the net income or loss of the Company and its Subsidiaries plus (a) without duplication and to the extent deducted in determining such net income or loss, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, and minus (b) without duplication and to the extent included in determining such net income or loss, any extraordinary gains for such period, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles and based on financial statements audited and certified by a “big 5” firm of independent public accountants (or any successor to such a firm) and determined on a basis consistent with the “EBITDA” calculations set forth in Item VI.C (Financial Model) of the Private Placement Memorandum attached as Schedule 3.23 to the Securities Purchase Agreement.

SECTION 6. Notices. Any notice, demand or delivery authorized by this Warrant shall be in writing and shall be given or made to the Holder or the Company, as the case may be, by physical delivery, U.S. mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier or by transmission by facsimile to such party at its, his or her address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been specified by like notice by such party:

(i) if to the Company, to

Heartland Payment Systems, Inc.

130 Nassau Street

Princeton, NJ 08452

Attention: Robert H.B. Baldwin, Jr.

Facsimile: 609-683-3815

with a copy to:

Dorsey & Whitney LLP

250 Park Avenue New York, NY 10177

Attention: Wesley C. Fredericks, Jr.

Facsimile: 212-953-7201

(ii) if to the Holder, to:

[Address]

 Attention: [                                      ]

Facsimile: [                                       ]

with a copy to:

[Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Nancy L. Sanborn

Facsimile: 212-450-3800]

[Pepper, Hamilton & Scheetz

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

Attention: James D. Epstein

Facsimile: 215-981-4750]

Each such notice, demand or delivery shall be effective upon receipt in the case of physical delivery or overnight courier, upon confirmation of receipt by or on behalf of the addressee in the case of transmission by facsimile if received prior to 5:00 p.m., New York City time, and, if received after 5:00 p.m., New York City time, on the date after such receipt, and three Business Days after deposit in the U.S. mails in the case of mailing.

SECTION 7. Rights of the Holder. Prior to the exercise or exchange of this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders or any notice of any proceedings of the Company except as may be specifically provided for herein.

SECTION 8. Notices of Record Date, Etc. If the Company shall take a record of the holders of its Common Stock (or other securities at the time deliverable upon the exercise or exchange of this Warrant) for the purpose of (i) entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or (ii) any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company; or (iii) the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will give notice thereof to the Holder of this Warrant, in accordance with Section 6, specifying in such notice, as the case may be, (x) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other securities) for the securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be given by the Company at least five Business Days prior to the record date or effective date for the event specified in such notice, unless such event is to occur in connection with the Company’s preparation for, or consummation of, an initial public offering, in which case the Company shall be required to give such notice only two Business Days prior to such record date or effective date.

SECTION 9. Investment Representations of Holder. By acceptance of this Warrant, the Holder of this Warrant hereby represents that:

(a)           It understands that this Warrant is not registered, and the shares of Common Stock or other securities issuable upon the exercise or exchange of this Warrant may not be registered under the Securities Act or applicable state securities laws (except as provided in the Shareholders’ Agreement or as the Company may otherwise agree), and that neither this Warrant nor the shares of Common Stock or other securities issuable upon the exercise or exchange of this Warrant may be offered or sold, unless registered under the Securities Act or an exemption from such registration is available.

(b)           It is acquiring this Warrant, and will acquire the shares of Common Stock or other securities issuable upon the exercise or exchange of this Warrant, if at all, for its own account, not as nominee or agent for any other Person, for investment and not with a view to the resale or distribution of such securities or any interest therein other than in a transaction that is registered or exempt from registration under the Securities Act; provided that by making this representation, the Holder, does not agree to hold any securities for any minimum or specific term and reserves the right to dispose of the securities in compliance with the Shareholders’ Agreement and applicable securities laws.

SECTION 10. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

SECTION 11. Waivers; Amendments. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof (except where a specific time period for the exercise of such power or right is expressly set forth herein), nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The provisions of this Warrant may be amended, waived or otherwise modified with (and only with) the written consent of the Company and the Majority Holders; provided that the number of shares issuable upon exercise of this Warrant, the Exercise Price, the Effective Date, the Expiration Date, the definition of Majority Holders, Section 2(k), Section 3 and this Section 11 may be amended, waived or otherwise modified only with the written consent of the Company and the Holder of the Warrant to be so amended, waived or otherwise modified. In the event of any such amendment, modification or waiver, the Company shall give prompt notice thereof to all holders of Warrants and shares of Common Stock issued upon the exercise or exchange of Warrants and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

SECTION 12. Separability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any other term or provision of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

SECTION 13. Section and Other Headings. The section and other headings contained in this Warrant are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date hereof.

HEARTLAND PAYMENT SYSTEMS, INC.

By:
Name:
Title:

ANNEX A

FORM OF EXERCISE NOTICE

(To be executed by the registered holder hereof)

The undersigned registered holder of this Warrant (the “Registered Holder”) exercises or exchanges this Warrant for the purchase of                                      shares of the Common Stock, par value $0.001 per share (the “Common Stock”), of Heartland Payment Systems, Inc., a Delaware corporation, and herewith makes payment therefor of $                                     (such payment being made [check one] (x) [   ] by wire transfer or in cash or by certified or official bank check or (y) [   ] by acceptance of a reduced number of shares of Common Stock upon cancellation of this Warrant as provided in Section 2(b) of this Warrant, all on the terms and conditions specified in this Warrant, and requests that (i) certificates and/or other instruments covering such shares of Common Stock be issued in accordance with the instructions given below and (ii) if such shares of Common Stock shall not include all of the shares of Common Stock to which the Registered Holder is entitled under this Warrant, that a new Warrant for the unpurchased balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

Dated:
Name of Registered Holder (Please Print)

Signature of Registered Holder

Instructions for issuance and registration of shares of Common Stock and any other assets deliverable upon exercise or exchange of this Warrant:

Social Security or Other
Name of Registered Holder	Identifying Number:
(please print)

Please deliver certificate and other assets to the following address:

1

ANNEX B

FORM OF ASSIGNMENT
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below all the rights of the undersigned under this Warrant with respect to the number of shares of the Common Stock, par value $0.001 per share, of Heartland Payment Systems, Inc. covered thereby set forth below to:

Name of Assignee	Address	Number of Shares of Common Stock

Dated:
Name of Registered Holder (Please Print)

Signature of Registered Holder

Witness:

2